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SYNBIOTICS CORPORATION                                            EXHIBIT 11.1
                                                                  ------------
COMPUTATION OF EARNINGS PER SHARE
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
                                             Three Months Ended March 31,
                                             ----------------------------
                                                  1996           1995
                                             -------------   ------------
PRIMARY EARNINGS PER SHARE:

Net income per statement of operations          $1,651,000    $   754,000
                                                ==========    ===========

Weighted average number of shares outstanding    5,911,000      5,803,000
                                                ==========    ===========
Primary earnings per share                      $      .28    $       .13
                                                ==========    ===========
FULLY DILUTED EARNINGS PER SHARE:

Net income per statement of operations          $1,651,000    $   754,000
                                                ==========    ===========
Reconciliation of weighted average number of shares per primary computation above, to amount used for fully diluted computation:

Weighted average number of shares outstanding,
 per primary computation                         5,911,000      5,803,000

Add-effect of outstanding options (as
 determined by the application of the
 treasury method)                                   13,000          3,000
                                                ----------    -----------


Weighted average number of shares, as adjusted   5,924,000      5,806,000
                                                ==========    ===========

Fully diluted earnings per share                $      .28    $       .13
                                                ==========    ===========
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